Exhibit 10.3

October 6, 2023

Noreen Roth Henig, M.D.

Address

Re: Separation Agreement

Dear Dr. Henig:

This separation agreement (the “Agreement”) summarizes the terms of your separation from Kezar Life Sciences, Inc. (the “Company”) and sets forth the severance benefits offered to you to help in this transition.

1.
Employment Status and Final Payments.

(a) Separation Date. Your last day of work with the Company and your employment termination date will be October 6, 2023 (the “Separation Date”).

(b) Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

(c) Expense Reimbursements. You agree that, within seven (7) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2.
Severance Benefits. If you timely sign and return this Agreement to the Company and allow the releases set forth herein to become effective, then pursuant to your employment agreement dated April 25, 2020 (the “Employment Agreement”), the Company will provide you with the following severance benefits (the “Severance Benefits”) for a “Covered Termination” under Article 3 of the Employment Agreement:

(a) Cash Severance. The Company will pay you cash severance equal to the sum of your currently monthly base salary plus the Pro-Rata Bonus (as defined in your Employment Agreement) (the “Sum”), and such Sum shall be multiplied by twelve (12) (in the total amount of $738,500), less applicable payroll deductions and withholdings (the “Severance Payment”). Your Severance Payment will be paid in equal payroll installments on the Company’s regular payroll paydays over the twelve-month period following the Separation Date, provided however that any such payments otherwise scheduled to be made prior to the Effective Date (as defined herein) will instead accrue and be paid to you on the first payroll period following the Effective Date.

(b) COBRA Premiums. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. You will be provided with a separate notice describing your rights and obligations under COBRA. As an additional benefit under this Agreement, provided that you timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same, to obtain reimbursement for your COBRA premiums under this Section 2(b). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA premiums due under this Section 2, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

The Severance Benefits set forth above, and your entitlement to and the conditions of such benefits, will remain subject to the terms and conditions of your Employment Agreement.

3.
Equity. Under the terms of the Company’s 2018 Equity Incentive Plan (the “Equity Plan”) and the applicable grant notice and stock option agreement pursuant to which your stock option award(s) were granted (each such option award outstanding as of the Separation Date, “Option Award”), vesting of each Option Award will cease as of the Separation Date. If you timely sign and return this Agreement to the Company and allow the releases set forth herein to become effective, then, promptly following the Effective Date, as an additional Severance Benefit, the stock option agreement applicable to each Option Award with vested but unexercised shares as of the Separation Date, will be amended to extend the period for which you may exercise such vested but unexercised shares subject to each such Option Award, whereby Section 7(b) of each such stock option award agreement will be deleted and replaced with “December 31, 2024 (except as otherwise provided in Section 7(d) below);” (the “Option Exercise Extension”). You understand and acknowledge that upon the effectiveness of the Option Exercise Extension, any of your Option Awards that are “incentive stock options,” under Section 422 of the Internal Revenue Code will convert for tax purposes to nonstatutory stock options. Except for the Option Exercise Extension described herein, each Option Award shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Equity Plan.
4.
Other Compensation or Benefits. You acknowledge and agree that the Severance Benefits offered herein satisfy fully and exceed any and all obligations the Company may have to provide you with any severance benefits in connection with your employment termination, whether under the Employment Agreement or any other agreement, plan or policy, and that to the extent any other obligations to provide you with severance existed, such obligations are hereby waived and extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

5.
Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, correspondence, email, notebooks (including laboratory notebooks) drawings, records, plans, forecasts, data, reports, compilations of data, studies, analyses, proposals, agreements, financial information, legal files and information, research and development information, vendor lists, prospect information, operational and personnel information, specifications, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any copy or reproduction of such information in any form, in whole or in part; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely and full compliance with this Paragraph 5 is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.
6.
Proprietary Information Obligations. Both during and after your employment, you acknowledge and reaffirm your continuing obligations under your Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”), including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidentiality Information, which you signed as a condition of employment, is attached to this Agreement as Exhibit A.
7.
Mutual Nondisparagement. Effective as of the Separation Date, the Company agrees that its executives, officers and directors shall not disparage you in any manner that would be harmful to your business, business reputation or personal reputation, and you agree not to disparage the Company, its officers, directors, employees and stockholders, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you and the Company will respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
8.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

9.
Cooperation. You agree to reasonably cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself reasonably available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.
10.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.
Release of Claims.
(a)
General Release. In exchange for the Severance Benefits and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)
Excluded Claims. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to defend and indemnify you pursuant to the Articles and Bylaws of the Company, the Employment Agreement, and under any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for breach of this Agreement.
12.
Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

13.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
14.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
15.
General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic signatures will suffice as original signatures.

[Signature page follows]

If this Agreement is acceptable to you, please sign and date the Agreement below, and return the fully-executed Agreement to me within twenty-one (21) calendar days of the date you receive it. The Company’s severance offer will automatically lapse and expire if we do not receive the fully-executed Agreement back from you within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

Kezar Life Sciences, Inc.

By: /s/ John Fowler

John Fowler

Chief Executive Officer

Exhibit A – Confidential Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ Noreen Roth Henig, M.D. October 23, 2023

Noreen Roth Henig, M.D. Date